Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 16, 2012, relating to the consolidated financial statements and financial statement schedule of Guidance Software, Inc., and the effectiveness of Guidance Software, Inc.’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of Guidance Software, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

April 20, 2012